Exhibit (c)(9)

*** or *** (                )*** indicates material has been omitted or substituted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this document has been filed with the Securities and Exchange Commission.

Presentation to

The Special Committee of The Board of Directors

Regarding

Capital Markets Overview and Bid Analysis

Strictly Private and Highly Confidential

July 14, 2004

Disclaimer

The following materials contain information provided to the Special Committee of the Board of Directors (the “Special Committee”) of Texas Genco Holdings, Inc. (“Texas Genco” or TGN”) by RBC Capital Markets Corporation (“RBC”). These materials were compiled or prepared on a confidential basis solely for the use of the Special Committee and not with a view toward public disclosure (whether under any securities law or otherwise). The information contained in these materials was obtained entirely from documents delivered to RBC by Citigroup Global Markets, Inc. (“Citigroup”), financial advisors to CenterPoint Energy, Inc. (“CenterPoint”), and from publicly available third-party sources, without independent verification by RBC. Any estimates and projections contained herein have been based upon the estimates and projections contained in such documents and third-party sources and there is no assurance that such estimates and projections will be realized. Neither RBC nor any of its employees, affiliates, advisors or representatives make any representations (express or implied) as to the accuracy or completeness of such information contained herein and nothing contained herein is, or shall be construed or relied upon as, a representation, whether as to the past, present or future. These materials were prepared by RBC solely for use by the Special Committee and were not prepared for use by any other person or entity and accordingly, neither RBC nor the Special Committee nor their respective advisors or agents take any responsibility for the materials contained herein to the extent used by any such person or entity. RBC does not have any obligation to update or otherwise revise the materials contained herein.

The forecast financial information contained in the presentation was provided by the management of Texas Genco to Citigroup; which distributed such information to RBC on July 8, 2004. RBC has not independently verified any such information and has relied on all such information as being complete and accurate in all material aspects. RBC has assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of management.

These materials must not be disclosed, copied, reproduced, distributed, or passed to others at any time without the prior written consent of RBC.

Strictly Private & Highly Confidential

Table of Contents

I. Current Market Environment

II. Financial Assessment

III. Bid Summary Overview

IV. Timing Considerations Regarding Red and White Bids

APPENDICES

A. Detailed Bid Summary and Analysis

B. Bid Structural Detail

C. Discounted Cash Flow Analysis

D. Summary of Generation Facilities

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Introduction

This presentation has been prepared for the Special Committee to aid in their evaluation of the “Best and Final” bids, with particular focus given to the implications for the Minority Shareholders “Best and Final” bids were due to Citigroup on June 28, 2004 Three “conforming” final proposals were received by Citigroup from the following bidding groups:

Bidder White Bidder Red Bidder Purple

A revised “Best and Final” bid was provided by Bidder Red on July 3, 2004 A revised “Best and Final” bid was provided by Bidder White on July 6, 2004 This presentation contains the following:

An analysis of the current market, the power sector and Texas Genco Summary of the consideration offered in each bid

Review and timing summary regarding (i) Bidder Red’s 100% proprietary case and (ii) Bidder White’s 100% 338(h)(10) election Summary of the final proposals, including the revised Red and White bids, as provided to Citigroup by the bidders, including:

Evaluations of each bid based on a common set of criteria Transaction structures

Review of certain principal issues for the Special Committee to consider

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I. Current Market Environment

Equity and Debt Capital Markets Update

In general, the broad market has rallied significantly since Texas Genco went public in December 2002. We believe utilities outperformed based on several factors, including:

Appetite for yield and defensive securities

Market differentiation – differentiation between true utilities vs. merchant generators Favorable tax developments – dividend tax cut Perception that the sector has bottomed out and most bad news has been disclosed

Significant interest in the sector by financial sponsors:

KKR acquisition of Unisource (approximately $3.0 billion)

Texas Pacific Group acquisition of Portland General (approximately $2.4 billion)

Texas New Mexico Power (TNP) is being auctioned with significant financial sponsor interest High level of activity by dedicated power funds such as ArcLight Capital, AIG, and Tenaska

In the Debt Capital Markets, High Yield especially, 2004 continues to be stronger than the record year 2003:

New issues through the first half of the year totaled $91 billion vs. 2003’s full-year total of $149 billion Spreads continue to remain historically tight

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Sector Overview and TGN Comparisons

Independent Power Producers (IPPs) continue to be in disarray:

Sector is characterized by excessive debt levels Scarcity of growth opportunities

Asset sale market has continued to be strong, but primarily for contracted plants

Difficulty in characterizing Texas Genco relative to comparables: Texas Genco

Focused solely on one NERC region: ERCOT. Most of its earnings and cash flow come from base load plants. ERCOT has low power prices and excess capacity Subject to fluctuations in commodity prices. The majority of its sales are to Reliant which has an Issuer Rating of B2/B

Debt-free

IPPs

Other IPPs have portfolios that are diversified by geography, fuel type

IPPs tend to be newer and smaller gas fired plants that have long term off-take contracts (original contracts at time of construction were often 15 to 20 years), often times with investment grade counter parties Existing public companies are all highly levered; credit ratings are high yield

Regulated Utilities

Regulated utilities have stable earnings and cash flows. Limited commodity risk

Enjoy regulated 9-12% allowed return on equity. Many are still integrated and have low risk transmission and distribution as a significant portion of their asset base Tend to trade on earnings, book value and dividend yield. Typically investment grade

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Texas Genco – Situation Analysis

- Texas Genco is subject to a unique set of circumstances:
  - The spin-off was mandated by the Texas PUC as part of deregulation in the electricity sector
  - Reliant had a right of first refusal to acquire Texas Genco at an estimated price of $35.38[1] per share
  - Reliant did not exercise its option which expired on January 24, 2004
  - However, Reliant continues to own the customers that comprise a majority of the revenues of Texas Genco

- CenterPoint has run a broad public auction process for its interest in Texas Genco:

	Texas Genco	S&P 500	S&P Utility Index	Index Group [2]
From IPO Dec. 18, 2002 to Present	421.7%	24.9%	22.6%	55.0%
From Jan. 23, 2004[3] to Present	40.2%	(2.5%)	1.3%	(9.0%)
From Feb. 1, 2004[4] to Present	32.1%	(2.0%)	1.1%	0.0%
From April 15, 2004[5] to Present	29.7%	(3.3%)	(2.7%)	5.0%

- Factors potentially influencing the market's perception of Texas Genco:
  - CenterPoint has publicly disclosed its intention to monetize its position
  - Texas Genco is under-levered compared to its peers
  - 81% of its shares are owned by CenterPoint
  - Limited liquidity in the public shares
  - No research coverage
  - Management has provided limited public disclosure of a long-term strategy

(1) The exercise price is calculated as Texas Genco's average daily closing price per share over 30 consecutive trading days out of the 120 trading days ending 1/9/04, which results in the highest average closing price for any such 30 trading day period plus a control premium not to exceed 10%. The exercise price is calculated to be $35.38 which is comprised of the highest average closing price of $32.17 and a 10% maximum premium of $3.21.
(2) Comparable Company Index includes: AES Corp., Allegheny Energy Inc., American Electric Power Company, Inc., Calpine Corp., CenterPoint Energy, Inc., Constellation Energy Group Inc., Dynegy Inc., Edison International, Entergy Corp., FPL Group Inc., NRG Energy, PPL Corp., Reliant Energy, Inc., and TXU Corp.
(3) Last trading day on which Reliant had the ability to exercise its purchase option for Texas Genco.
(4) Assumed date that Citigroup began the formal auction process for Texas Genco as provided by Citigroup to RBC Capital Markets in a telephonic conversation on 6/24/04.
(5) Deadline date for preliminary, non-binding indications of interest.

Strictly Private & Highly Confidential

8

RBC Capital Markets

Texas Genco Process Summary*

Round I

Round II

Contacted

Teasers Sent

IMs Sent

Bidding Participants

First Round Bids

Second Round Invites

Final Bids

Strategic Buyers 49 39 14 8 6 2 0

Financial Buyers 58 51 24 9 4 4 3

Total 107 90 38 17 10 6 3

3 conforming final proposals received plus one proposal for Texas Genco’s STP stake

Red – Consortium of 4 financial buyers

White – Consortium of 3 financial buyers plus 1 IPP

Purple – Consortium of hedge funds represented by 2 investment banks *** acting as underwriters Orange – Strategic buyer bid for 44% stake in STP (assumes ROFR exercise for 13.2%)

Second round proposals received on June 18, with all 3 conforming bidders invited to submit “best and final” on June 28

*This page has been reproduced in its entirety from documents delivered to RBC by Citigroup and is subject to the disclaimers and other restrictions set forth therein.

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Share Price Performance

Share Price Performance Since IPO at December 18, 2002 to Present (1)

Price

$50.00

$45.00

$40.00

$35.00

$30.00

$25.00

$20.00

$15.00

$10.00

$5.00

18-Dec-02 9-Mar-03 29-May-03 18-Aug-03 7-Nov-03 27-Jan-04 17-Apr-04 9-Jul-04

Reliant spins off 19% of Texas Genco to its shareholders at $8.75 per share

Declared dividend policy

Reliant declines to exercise ROFR option

TGN releases 2003 annual earnings

Volume

3,500,000

3,000,000 2,500,000 2,000,000 1,500,000 1,000,000 500,000 0

(1) Source: Bloomberg as of 7/9/04; Public press releases and articles.

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Relative Price Performance(1)

Texas Genco vs. Comparable Company Index vs. S&P 500 vs. S&P Electric Utilities December 18, 2002 (TGN IPO) to Present

450% 400% 350% 300% 250% 200% 150% 100% 50% 0% (50%)

18-Dec-02 9-Mar-03 29-May-03 18-Aug-03 7-Nov-03 27-Jan-04 17-Apr-04 9-Jul-04

(A) (B) (C) (D) (E)(F) (G)(H)(I)(J)

Texas Genco S&P 500 Index

Comparable Company Index (2) S&P Electric Utilities Index

Average Closing Price History

Since IPO $26.78

1-year $32.04

90-day $38.77

60-day $40.24

30-day $43.09

Average Daily Trading Volume History

Since IPO 115,837

1-year 92,849

90-day 80,577

60-day 99,657

30-day 119,848

Absolute Performance

Texas Genco 421.7%

Comparable Company Index 64.9%

S&P 500 Index 24.9%

S&P Utility Index 22.6%

A. 12/04/03 RRI Announcement B. 1/24/04 RRI Option Expiration

C. 2/12/04 TGN Annual Earnings Release D. 3/31/04 TGN Files True-Up Application E. 4/15/04 First Round Bids received F. 4/22/04 TGN Q1 Earnings Release G. 6/18/04 Second Round Bids Due H. 6/28/04 “Best and Final” Bids Due I. 7/3/04 Revised Red Bid J. 7/6/04 Revised White Bid

Texas Genco has demonstrated strong price performance, outperforming its peers and the broader market

(1) Trading data source: Bloomberg as of 7/9/04.

(2) Comparable Company Index includes: AES Corp., Allegheny Energy Inc., American Electric Power Company, Inc., Calpine Corp., CenterPoint Energy, Inc., Constellation Energy Group Inc., Dynegy Inc., Edison International, Entergy Corp., FPL Group Inc., NRG Energy, PPL Corp., Reliant Energy, Inc., and TXU Corp.

Strictly Private & Highly Confidential

Texas Genco Trading Histogram

% of Shares Traded (IPO – Current)

18.0% 16.0% 14.0% 12.0% 10.0% 8.0% 6.0% 4.0% 2.0% 0.0%

14.1%

14.2%

14.1%

14.4%

4.0%

16.4%

9.4%

7.1%

3.9%

2.4% $8.00—$12.00—$16.00—$20.00- $24.00- $28.00—$32.00—$36.00—$40.00—$44.00 -$11.99 $15.99 $19.99 $23.99 $27.99 $31.99 $35.99 $39.99 $43.99 $48.00

80.0 million shares outstanding as per TGN proxy dated 4/23/04. 44.7 million shares traded during period per Bloomberg.

56.1% of outstanding shares traded during period.

% of Shares Traded (LTM)

35.0% 30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 0.0% $20.00—$23.99 $24.00—$27.99 $28.00—$31.99 $32.00—$35.99 $36.00—$39.99 $40.00—$43.99 $44.00—$48.00

16.7%

7.7%

31.6%

18.2%

13.7%

7.6%

4.6%

80.0 million shares outstanding as per TGN proxy dated 4/23/04. 23.3 million shares traded during period per Bloomberg.

29.1% of outstanding shares traded during period.

% of Shares Traded (Last 6 Months)

30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 0.0%

1.5%

10.6%

24.6%

13.7%

19.8%

10.2%

8.4%

5.5%

5.7% $30.00—$32.00—$34.00—$36.00—$38.00—$40.00—$42.00—$44.00—$46.00 -$31.99 $33.99 $35.99 $37.99 $39.99 $41.99 $43.99 $45.99 $47.99

80.0 million shares outstanding as per TGN proxy dated 4/23/04. 9.5 million shares traded during period per Bloomberg.

11.9% of outstanding shares traded during period.

% of Shares Traded (Last 3 Months)

30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 0.0%

16.8%

9.4%

24.7%

16.8%

13.9%

9.1%

9.3% $34.00—$35.99 $36.00—$37.99 $38.00—$39.99 $40.00—$41.99 $42.00—$43.99 $44.00—$45.99 $46.00—$47.99

80.0 million shares outstanding as per TGN proxy dated 4/23/04. 5.8 million shares traded during period per Bloomberg.

7.2% of outstanding shares traded during period.

Strictly Private & Highly Confidential

II. Financial Assessment

Financial Assessment Summary

($ in millions, unless otherwise noted)

Company Multiples Analysis(2) Implied Equity Value Per Share(3)

Data(1) Min. Mean Median Max. Min. Mean Median Max.

Comparable Company Analysis

EBITDA

LTM $492.4 6.9x 10.3x 9.4x 16.1x $42.39 $63.65 $58.09 $99.38

2004E $674.8 7.3x 8.4x 7.9x 10.4x $61.43 $70.79 $66.48 $87.79

2005E $674.2 7.1x 8.2x 8.4x 9.1x $59.46 $69.06 $70.97 $76.88

EPS

LTM $2.79 13.5x 16.7x 16.7x 20.0x $37.74 $46.60 $46.51 $55.63

2004E $4.06 13.4x 14.2x 14.0x 15.4x $54.44 $57.73 $56.93 $62.63

2005E $3.94 11.7x 13.9x 13.4x 17.0x $45.90 $54.74 $52.70 $66.98

Mean $60.43 $58.61

Company US$ / KW (4) Implied Equity Value Per Share(3)

Data (MW)(1) Min. Mean Median Max. Min. Mean Median Max.

Comparable Asset Acquisitions Analysis

Net Generating Capacity

Coal 4,064.0 $353.4 $547.1 $561.8 $792.0 $17.96 $27.80 $28.54 $40.24

Gas(5) 6,307.0 $89.2 $284.3 $266.8 $490.6 $7.04 $22.42 $21.04 $38.69

Nuclear 770.0 $16.2 $294.2 $253.6 $810.1 $0.16 $2.84 $2.45 $7.80

Implied Total by Fuel Type 11,141.0 NA NA NA NA $25.15 $53.05 $52.03 $86.72

Portfolio 11,141.0 $215.9 $218.2 $218.2 $220.5 $30.07 $30.39 $30.39 $30.71

Mean $41.72 $41.21

Discounted Cash Flow Analysis

Terminal EBITDA multiple range of 6.0x—8.5x and weighted average cost of capital range of 11.0%—15.0% $36.89—$53.97

(1) Source: LTM as of 3/31/04 as per SEC filings. Financial forecast provided by Citigroup as of 7/8/04, which has not been independently verified by RBC Capital Markets. “LTM” is defined as Last Twelve Months.

(2) Multiples represent the average of the min., mean, median and max. values for each of the three groups of comparable companies: Generation, Texas-Based Utilities and Regulated with Generation (see detail on pages 16-17). (3) Implied equity value per share based on enterprise value to EBITDA multiples and $/KW assuming ($0.3) million in net debt and 80.0 million total basic shares outstanding. Numbers may not be exact due to rounding.

(4) Based on comparable asset acquisitions organized by fuel type (see detail on pages 18-20).

(5) Company data excludes gas generation facilities, or portions thereof, that are currently mothballed as of the date of this presentation (see detail on page 50).

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Texas Genco Financial Performance

($ in millions, unless otherwise noted)

	Historical [1]			Forecast [2]					
	Year Ending December 31,		LTM [3]	Year Ending December 31,					CAGR
	2002A	2003A	3/31/2004A	2004E	2005E	2006E	2007E	2008E	'04E-'08E
Income Statement Summary									
Revenues	$1,541.0	$2,002.4	$2,082.9	$2,000.2	$2,164.2	$2,012.6	$2,017.3	$1,980.1	*(0.3%)*
% Growth	*(54.8%)*	*29.9%*	*4.0%*	*(4.0%)*	*8.2%*	*(7.0%)*	*0.2%*	*(1.8%)*	
EBITDA [4]	$26.6	$383.2	$492.4	$674.8	$674.2	$660.4	$637.8	$594.4	*(3.1%)*
% Margin	*1.7%*	*19.1%*	*23.6%*	*33.7%*	*31.2%*	*32.8%*	*31.6%*	*30.0%*	
EBIT	($130.1)	$224.2	$332.1	$485.0	$467.7	$446.3	$420.4	$376.1	*(6.2%)*
% Margin	*NMF*	*11.2%*	*15.9%*	*24.2%*	*21.6%*	*22.2%*	*20.8%*	*19.0%*	
Net Income	($92.9)	$151.3	$302.0	$325.0	$314.8	$303.7	$290.4	$265.6	*(4.9%)*
% Margin	*NMF*	*7.6%*	*14.5%*	*16.2%*	*14.5%*	*15.1%*	*14.4%*	*13.4%*	
EPS	($1.16)	$1.89	$2.79	$4.06	$3.94	$3.80	$3.63	$3.32	*(4.9%)*
Balance Sheet Summary									
Cash and Cash Equivalents	$0.6	$44.6	$0.3	-	-	-	-	-	
Total Debt	$105.2	-	-	-	-	-	-	-	
Net Debt [5]	$104.6	($44.6)	($0.3)	-	-	-	-	-	
Shareholders' Equity	$2,824.0	$3,033.2	$3,074.1	$3,261.6	$3,366.2	$3,669.0	$3,881.6	$4,078.6	
Capitalization	$2,928.6	$2,988.6	$3,073.7	$3,261.6	$3,366.2	$3,669.0	$3,881.6	$4,078.6	

(1) Source: SEC filings.
(2) Source: Texas Genco financial forecast provided by Citigroup as of 7/9/04, which has not been independently verified by RBC Capital Markets.
(3) "LTM" is defined as Last Twelve Months.
(4) EBITDA for forecast period is defined as EBIT plus depreciation and nuclear fuel amortization and is taken from the cash flow statement.
(5) Net Debt is defined as short-term debt plus long-term debt plus capital lease obligations less cash and cash equivalents.

Strictly Private & Highly Confidential

15

RBC Capital Markets

Comparable Company Analysis(1)

($ in millions, unless otherwise noted)

Market Statistics

Price % Payout

Price @ of LTM Market Price / Price / Earnings (3) TEV / EBITDA (2) Dividend Ratio

Company 07/09/04 High Cap TEV(2) Book LTM 2004E 2005E LTM 2004E 2005E Yield 2004E

Generation

AES Corp. $9.93 91.5% $6,327.1 $24,390.1 5.9 x 22.1 x 15.0 x 13.5 x 10.3 x 7.7 x 7.6 x NA NA

Calpine Corp. 4.11 51.2% 1,710.0 18,661.9 0.4 x 21.6 x NM NM 16.8 x 12.4 x 10.2 x NA NA

Dynegy, Inc. 4.25 80.2% 1,610.6 5,943.6 0.8 x NM NM NM 21.0 x 7.6 x 10.0 x NA NA

NRG Energy, Inc. 26.00 98.3% 2,600.1 6,066.6 1.1 x NA 16.3 x 17.3 x 12.5 x 10.5 x 10.3 x NA NA

Reliant Energy, Inc. 11.07 97.3% 3,280.7 8,996.0 0.7 x NM NM NM 7.9 x 8.6 x 8.4 x NA NA

Mean 1.8 x 21.8 x 15.6 x 15.4 x 13.7 x 9.4 x 9.3 x NA NA

Median 0.8 x 21.8 x 15.6 x 15.4 x 12.5 x 8.6 x 10.0 x NA NA

Texas-Based Utilities

American Electric Power Company, Inc. $31.43 89.5% $12,435.2 $25,336.2 1.5 x 24.7 x 13.5 x 13.1 x 7.1 x 7.2 x 7.0 x 4.5% 60.0%

CenterPoint Energy, Inc. 11.64 97.7% 3,575.7 14,062.3 2.0 x 8.6 x 14.6 x 16.4 x 6.4 x 7.7 x 8.8 x 3.4% 50.0%

Entergy Corp. 55.50 92.2% 12,780.1 20,521.6 1.4 x 17.3 x 13.1 x 11.9 x 8.4 x 7.3 x 6.8 x 3.2% 42.6%

TXU Corp. 38.77 93.2% 12,555.5 26,133.5 2.1 x 15.6 x 15.2 x 10.1 x 8.8 x 9.6 x 8.5 x 1.3% 19.5%

Mean 1.8 x 16.6 x 14.1 x 12.9 x 7.7 x 7.9 x 7.8 x 3.1% 43.0%

Median 1.7 x 16.5 x 14.0 x 12.5 x 7.7 x 7.5 x 7.7 x 3.3% 46.3%

Regulated with Generation

Allegheny Energy, Inc. $14.92 96.4% $1,894.4 $7,022.8 1.2 x NM NM 17.3 x 18.7 x 9.3 x 8.3 x NA NA

Constellation Energy Group, Inc. 38.16 92.0% 6,429.6 11,653.2 1.5 x 12.3 x 12.0 x 11.4 x 7.1 x 7.1 x 6.8 x 3.0% 35.9%

Edison International 25.68 98.1% 8,366.8 21,284.8 1.5 x 10.4 x 14.9 x 14.8 x 6.4 x 7.5 x 7.8 x 3.1% 46.3%

FPL Group, Inc. 62.62 91.0% 11,572.9 21,281.9 1.7 x 13.0 x 12.4 x 12.3 x 8.0 x 7.5 x 7.3 x 4.0% 49.0%

PPL Corp. 45.49 96.3% 8,089.1 16,191.1 2.4 x 11.1 x 12.4 x 11.4 x 8.1 x 8.0 x 7.5 x 3.6% 44.7%

Mean 1.7 x 11.7 x 12.9 x 13.4 x 9.7 x 7.9 x 7.5 x 3.4% 44.0%

Median 1.5 x 11.7 x 12.4 x 12.3 x 8.0 x 7.5 x 7.5 x 3.4% 45.5%

Min. 1.0 x 13.5 x 13.4 x 11.7 x 6.9 x 7.3 x 7.1 x 1.4% 18.5%

Mean 1.7 x 16.7 x 14.2 x 13.9 x 10.3 x 8.4 x 8.2 x 3.3% 43.5%

Averages for All Groups(4)

Median 1.4 x 16.7 x 14.0 x 13.4 x 9.4 x 7.9 x 8.4 x 3.4% 45.9%

Max. 3.4 x 20.0 x 15.4 x 17.0 x 16.1 x 10.4 x 9.1 x 2.8% 36.3%

Texas Genco Holdings, Inc. $45.65 96.8% $3,652.0 $3,651.7 1.2 x 16.4 x 11.2 x 11.6 x 7.4 x 5.4 x 5.4 x 2.2% 24.6%

(1) Source: Company press releases, SEC filings, and Wall Street research. “NM”, “NA” and “LTM” are defined as Not Meaningful, Not Available, and Last Twelve Months.

(2) “TEV” is defined as Total Enterprise Value. Total Enterprise Value equals equity value plus net debt (long-term debt plus short term debt less cash and cash equivalents) plus minority interest plus preferred stock. Includes restricted cash.

(3) Diluted EPS before cumulative effect of accounting changes and discontinued operations.

(4) Average min., mean, median and max. values represent the average of the min., mean, median and max. values, respectively, for each of the three groups of comparable companies.

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Comparable Company Analysis (cont.)(1)

($ in millions, unless otherwise noted)

Credit Statistics

Total Debt / Capitalization Debt / EBITDA Credit Ratings

Company Debt(2) Book TEV(3) LTM 2004E 2005E S&P Moody’s

Generation

AES Corp. $18,743.0 94.6% 76.8% 7.9 x 5.9 x 5.8 x B+ Ba3

Calpine Corp. 17,785.8 79.5% 95.3% 16.0 x 11.8 x 9.7 x B Caa1

Dynegy, Inc. 4,579.0 69.0% 77.0% 16.2 x 5.8 x 7.7 x B Caa2

NRG Energy, Inc. 4,468.4 64.6% 73.7% 9.2 x 7.8 x 7.6 x B+ B2

Reliant Energy, Inc. 6,061.0 58.1% 67.4% 5.3 x 5.8 x 5.7 x B B2

Mean 73.1% 78.0% 10.9 x 7.4 x 7.3 x

Median 69.0% 76.8% 9.2 x 5.9 x 7.6 x

Texas-Based Utilities

American Electric Power Company, Inc. $14,154.0 63.7% 55.9% 4.0 x 4.0 x 3.9 x BBB Baa3

CenterPoint Energy, Inc. 10,871.2 85.6% 77.3% 4.9 x 6.0 x 6.8 x BBB Ba2

Entergy Corp. 8,616.4 49.2% 42.0% 3.5 x 3.1 x 2.8 x BBB NA

TXU Corp. 14,608.0 70.9% 55.9% 4.9 x 5.3 x 4.7 x BBB Ba1

Mean 67.4% 57.8% 4.3 x 4.6 x 4.6 x

Median 67.3% 55.9% 4.4 x 4.7 x 4.3 x

Regulated with Generation

Allegheny Energy, Inc. $5,519.4 78.1% 78.6% 14.7 x 7.3 x 6.5 x B B2

Constellation Energy Group, Inc. 5,948.7 58.2% 51.0% 3.6 x 3.6 x 3.5 x A- Baa1

Edison International 14,875.0 73.3% 69.9% 4.5 x 5.3 x 5.4 x BB+ WR

FPL Group, Inc. 9,941.0 58.6% 46.7% 3.8 x 3.5 x 3.4 x A A

PPL Corp. 8,617.0 71.5% 53.2% 4.3 x 4.2 x 4.0 x BBB Ba1

Mean 67.9% 59.9% 6.2 x 4.8 x 4.6 x

Median 71.5% 53.2% 4.3 x 4.2 x 4.0 x

Min. 55.2% 52.0% 4.1 x 4.1 x 4.0 x

Mean 69.5% 65.2% 7.1 x 5.6 x 5.5 x

Averages for All Groups(4)

Median 69.3% 62.0% 6.0 x 4.9 x 5.3 x

Max. 86.1% 83.7% 11.9 x 8.4 x 7.7 x

Texas Genco Holdings, Inc. $0.0 NM NM NM NM NM NA NA

(1) Source: Company press releases, SEC filings, and Wall Street research. “NM”, “NA” and “LTM” are defined as Not Meaningful, Not Available, and Last Twelve Months. (2) Includes preferred stock.

(3) “TEV” is defined as Total Enterprise Value. Total Enterprise Value equals equity value plus net debt (long-term debt plus short term debt less cash and cash equivalents) plus minority interest plus preferred stock. Includes restricted cash. (4) Average min., mean, median and max. values represent the average of the min., mean, median and max. values, respectively, for each of the three groups of comparable companies.

Strictly Private & Highly Confidential

Comparable Asset Acquisitions Analysis(1)

($ in millions, unless otherwise noted)

Portfolio

Fuel State / Equity Enterprise MW

Date Acquiror Target Seller Type Province Value Value Capacity US$ / kw

(2)

3/15/04 Carlyle/Riverstone / Sempra 10 Texas power plants American Electric Power Co. Gas (67%), Coal (32%), TX $430.0 $430.0 1,950.0 $220.5

Partners Hydro

6/10/02 Public Service Enterprise Group Bridgeport & New Haven stations Wisconsin Energy Oil (63%), Coal (37%) CT $220.0 $220.0 1,019.0 $215.9

Mean $218.2

Median $218.2

Coal

Fuel State / Equity Enterprise MW

Date Acquiror Target Seller Type Province Value Value Capacity US$ / kw

6/4/04 Brownsville Public Utilities Board 7.8% stake in Oklaunion power Texas Central / American Coal TX $42.8 $42.8 54.0 $792.0

station Electric Power

6/16/03 TransAlta Cogeneration, L.P. 50% int. in Sheerness TransAlta Corp. Coal AB $234.5 $234.5 378.0 $620.3

2/26/03 UGI Corp. 4.86% int. in the Conemaugh Allegheny Energy Coal PA $51.3 $51.3 83.2 $616.3

power station

9/19/02 Red Hawk Energy LLC 39.5% int. in Mt. Poso NRG Energy Coal CA $10.0 $10.0 19.7 $507.3

Cogeneration facility

6/17/02 Sempra Energy Bremond plant Texas-New Mexico Power Co. Coal TX $120.0 $120.0 305.0 $393.4

2/26/02 Dominion Resources State Line power plant Mirant Corp. Coal IN $182.0 $182.0 515.0 $353.4

Mean $547.1

Median $561.8

(1) Source: SEC filings, Company press releases and industry research.

(2) Transactions values and multiples exclude the four inactive gas / oil fired plants purchased, totaling 1,863 MW of generating capacity.

Strictly Private & Highly Confidential

Comparable Asset Acquisitions Analysis (cont.)[1]

($ in millions, unless otherwise noted)

Gas

Date	Acquiror	Target	Seller	Fuel Type	State / Province	Equity Value	Enterprise Value	MW Capacity	US$ / kw
5/4/04	KGen Partners / MatlinPatterson	Gas-fired generation in AR, MS, GA, KY	Duke Energy Corporation	Gas	Various	$475.0	$475.0	5,325.0	$89.2
4/22/04	Centrica plc	540 MW gas-fired Bastrop Energy Center	Bastrop Energy Partners / FPL Energy	Gas	TX	$143.0	$143.0	540.0	$264.8
4/22/04	FPL Energy	50% stake in 540 MW gas-fired Bastrop Plant	Bastrop Energy Partners / El Paso Corp.	Gas	TX	$72.0	$72.0	270.0	$266.7
3/31/04	GE Energy Financial / Undisclosed	50% stakes in 2 power plants	Dynegy Inc.	Gas	TX & MI	$103.0	$103.0	273.5	$376.6
3/15/04	Carlyle/Riverstone / Sempra Partners	10 Texas power plants	American Electric Power Co.	Gas (67%), Coal (32%), Hydro	TX	$289.3	$289.3	1,312.0	$220.5
2/18/04	Calpine Corp.	Brazos Valley Power Plant	ABN AMRO Holding NV	Gas	TX	$175.0	$175.0	570.0	$307.0
1/28/04	Entergy Corp.	Perryville power plant	Cleco Corp/Perryville Energy Partners	Gas	LA	$170.0	$170.0	718.0	$236.8
10/24/03	Duquesne Light Holdings	Sunbury Generating Station	WPS Resources	Coal, Oil	PA	$12.7	$12.7	47.5	$267.0
8/19/03	OGE Energy Corp.	77% int. in McClain power plant	NRG Energy	Gas	OK	$159.9	$159.9	400.4	$399.4
8/12/03	Wabash Valley Power Association Inc.	25% int. in the Duke Vermillion facility	Duke Energy Corp.	Gas	IN	$44.4	$44.4	160.0	$277.5
7/10/03	Salt River Project	Desert Basin Power Plant	Reliant Resources	Gas	AZ	$288.5	$288.5	588.0	$490.6
6/10/02	Public Service Enterprise Group	Bridgeport & New Haven stations	Wisconsin Energy	Oil (63%), Coal (37%)	CT	$139.0	$139.0	644.0	$215.9
				Mean					**$284.3**
				Median					**$266.8**

(1) Source: SEC filings, Company press releases and industry research.

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19

RBC Capital Markets

Comparable Asset Acquisitions Analysis (cont.)[1]

($ in millions, unless otherwise noted)

Nuclear

Date	Acquiror	Target	Seller	Fuel Type	State / Province	Equity Value	Enterprise Value	MW Capacity	US$ / kw
5/26/04	City Public Service of San Antonio	Exercise ROFR on Cameco for STP	American Electric Power Co.	Nuclear	TX	NA	NA	300.0	NA
3/1/04	Cameco - Bid	25.2% Interest in STP	American Electric Power Co.	Nuclear	TX	$333.0	$333.0	630.0	$528.6
11/25/03	Constellation Energy Group	Ginna Nuclear Power Plant	Energy East Corp.	Nuclear	NY	$401.0	$401.0	495.0	$810.1
11/7/03	Dominion Resources	Kewaunee Power Plant	WPS Resources (59%) / Alliant Energy (41%)	Nuclear	WI	$183.5	$183.5	545.0	$336.7
10/3/03	Exelon Corp.	50% int. in AmerGen Energy	British Energy plc	Nuclear	PA	$276.5	$276.5	1,240.0	$223.0
12/23/02	TransCanada / Cameco / OMERS	82.4% int. in Bruce Power[2]	British Energy plc	Nuclear	ON	$645.0	$790.0	5,122.0	$154.2
11/1/02	FPL Group	88.2% int. in Seabrook	Consortium	Nuclear	NH	$798.0	$798.0	1,024.0	$779.3
8/15/01	Entergy Corp.	Vermont Yankee	Consortium	Nuclear	VT	$145.0	$145.0	510.0	$284.3
12/12/00	Constellation Energy Group	Nine Mile Point Unit 1 & 82% of Unit 2	CHG / NYSEG / NMK / RGS	Nuclear	NY	$675.0	$675.0	1,550.0	$435.5
11/9/00	Entergy Corp.	Indian Point 1 & 2	Consolidated Edison Co.	Nuclear, Gas	NY	NA	NA	NA	NA
8/7/00	Dominion Resources	Millstone Power Station	Northeast Utilities	Nuclear	NY	$1,175.0	$1,175.0	1,945.0	$604.1
4/27/00	Pinnacle West Energy	16% int. in Palo Verde	Edison International	Nuclear	AZ	$250.0	$250.0	590.0	$423.7
2/14/00	Entergy Corp.	Indian Point 3 & James A. FitzPatrick plants[3]	New York State Power Authority	Nuclear	NY	$636.0	$636.0	1,805.0	$352.4
10/15/99	AmerGen Energy	Vermont Yankee	Consortium	Nuclear	VT	$23.5	$216.9	540.0	$401.7
9/30/99	Public Service Enterprise Group	7.41% int. in Salem Nuclear Station 1 & 2	Conectiv	Nuclear	DE	$10.3	$10.3	167.0	$61.7
9/30/99	Peco Energy Co.	7.5% int. in Peach Bottom Atomic Power	Conectiv	Nuclear	PA	$5.1	$5.1	164.0	$31.1
9/30/99	Public Service Enterprise Group	7.5% int. in Peach Bottom Atomic Power	Conectiv	Nuclear	PA	$5.1	$5.1	164.0	$31.1
9/14/99	AmerGen Energy	Oyster Creek Facility	GPU Inc.	Nuclear	NJ	$10.0	$10.0	619.0	$16.2
6/24/99	AmerGen Energy	Nine Mile Point 1	Niagara Mohawk Power Corp.	Nuclear	NY	$71.7	$71.7	613.0	$117.0
6/24/99	AmerGen Energy	41% int. in Nine Mine Point 2	Niagara Mohawk Power Corp.	Nuclear	NY	$63.6	$63.6	467.4	$136.1
6/24/99	AmerGen Energy	18% int. in Nine Mile 2	Energy East Corp.	Nuclear	NY	$27.9	$27.9	205.2	$136.0
4/15/99	AmerGen Energy	Clinton Power Station	Illinova Corp.	Nuclear	IL	$20.0	$20.0	950.0	$21.1
				Mean					$294.2
				Median					$253.6

(1) Source: SEC filings, Company press releases and industry research.
(2) MW based on total capacity, including Bruce B (offline at time of transaction).
(3) Assumes decommissioning undertanding of $487 MM (800-313) in 2012 (discounted at 8%)

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RBC Capital Markets

III Bid Summary Overview

Bid Price Summary

$50.00

$45.00

$40.00

$35.00

$30.00

$25.00

$20.00

$15.00

$10.00

$5.00

$0.00

$47.75 (4) $46.50 (4) $45.25 $44.50 $44.50 $43.50 $43.50 $41.25 (4) $40.75 $40.00 (4) $9.30 (3) $37.20 $45.25 $44.50 $32.23 (1) $43.50 $12.27 $11.27 $41.25 $32.23 (1) $18.75 (2) $32.00 $22.00

(3)

$8.00

$700.0

$600.0

$500.0

$400.0

$300.0

$200.0

$100.0

$0.0

White 81% No 338(h)(10)

Purple

81%

White 100% No 338(h)(10)

Red 81% No 338(h)(10)

Red 100% No 338(h)(10)

Red

81%

with 338(h)(10)

Red

100%

with 338(h)(10)

Red (7/4/04)

100%

Proprietary Structure

White

81%

with 338(h)(10)

White (7/6/04)

100%

with 338(h)(10)

Cash Value per share Implied Residual Equity Value per share (6) $678.3

Orange

Texas Genco Holdings, Inc. (“TGN”)

Closing Stock Price History

07/09/04 $45.65 6/28/2004(5) $45.96

Ten different bids have been presented by three consortiums, with an additinal bid for certain assets provided by Bidder Orange

(1) Source: Bidder Red “Best and Final” proposal dated 6/28/04. (2) Source: Bidder Purple “Best and Final” proposal dated 6/28/04.

(3) Source: Bidder White Schedule II to Citigroup Commitment Letter from revised proposal dated 7/6/04. Based on condition that borrower must contribute at least 20% in cash as common equity. (4) Source: Bidder White revised proposal dated 7/6/04. Includes $0.75 per share in value attributable to a commodity hedge.

(5) Deadline date for “Best and Final” bid submission.

(6) Based on offer value per share less any associated special cash dividend. (7) Source: Bidder Orange second round bid proposal submitted on 6/3/04.

Bidder Orange ($mm)(7)

Strictly Private & Highly Confidential

Offer to Minority Shareholders

White (7/6/04) White Red (7/4/04) Red Red Red Red White Purple White

100% 81% 100% 100% 81% 100% 81% 100% 81% 81%

with with Proprietary with with No No No No

338(h)(10) 338(h)(10) Structure 338(h)(10) 338(h)(10) 338(h)(10) 338(h)(10) 338(h)(10) 338(h)(10)

Share Price $47.75 $46.50 $45.25 $44.50 $44.50 $43.50 $43.50 $41.25 $40.75 $40.00

Cash to Minority

$ per share $47.75 $37.20 $45.25 $44.50 $32.23 $43.50 $32.23 $41.25 $18.75 $32.00

Total(1) $727.5 $566.8 $689.4 $678.0 $491.0 $662.8 $491.0 $628.5 $285.7 $487.5

Implied Value of Retained Interest

$ per share - $9.30 - - $12.27 - $11.27 - $22.00 $8.00

Total(1) - $141.7 - - $186.9 - $171.7 - $335.2 $121.9

Implied Offer Value

$ per share $47.75 $46.50 $45.25 $44.50 $44.50 $43.50 $43.50 $41.25 $40.75 $40.00

Total(1) $727.5 $708.5 $689.4 $678.0 $678.0 $662.8 $662.8 $628.5 $620.9 $609.4

(1) Assumes 80.0 million total basic shares outstanding. Minority represents approximately 19.1% of total basic shares outstanding (15,235,760 shares).

Strictly Private & Highly Confidential

“Best and Final” Round Bid Price Multiples Analysis

White (7/6/04) White Red (7/4/04) Red Red Red Red White Purple White

100% 81% 100% 100% 81% 100% 81% 100% 81% 81%

with with Proprietary with with No No No No

338(h)(10) 338(h)(10) Structure 338(h)(10) 338(h)(10) 338(h)(10) 338(h)(10) 338(h)(10) 338(h)(10)

Share Price $47.75 $46.50 $45.25 $44.50 $44.50 $43.50 $43.50 $41.25 $40.75 $40.00

Financial Information(1) Price / Earnings Multiples(2)

EPS

LTM $2.79 17.1x 16.7x 16.2x 16.0x 16.0x 15.6x 15.6x 14.8x 14.6x 14.3x

2004E $4.06 11.8x 11.4x 11.1x 11.0x 11.0x 10.7x 10.7x 10.2x 10.0x 9.8x

2005E $3.94 12.1x 11.8x 11.5x 11.3x 11.3x 11.1x 11.1x 10.5x 10.4x 10.2x

Financial Information(1) EBITDA Multiples(3)

EBITDA

LTM $492.4 7.8x 7.6x 7.4x 7.2x 7.2x 7.1x 7.1x 6.7x 6.6x 6.5x

2004E $674.8 5.7x 5.5x 5.4x 5.3x 5.3x 5.2x 5.2x 4.9x 4.8x 4.7x

2005E $674.2 5.7x 5.5x 5.4x 5.3x 5.3x 5.2x 5.2x 4.9x 4.8x 4.7x

(1) Source: LTM as of 3/31/04 per SEC filings. Financial forecast provided by Citigroup as of 7/8/04 , which was not independently verified by RBC Capital Markets. (2) Assumes 80.0 million total basic shares outstanding. (3) Assumes ($0.3) million in net debt as of 3/31/04.

Strictly Private & Highly Confidential

Bid Perspective from Minority and CenterPoint(1)

$49.00

$48.00

$47.00

$46.00

$45.00

$44.00

$43.00

$42.00

$41.00

$40.00

$39.00

Share Price $47.75 ($2.315—$2.423)

100% $46.50 ($2.269—$2.377)

81% $2.50 ($38.1 million) (4)

100%—$45.25 ($2.466) $43.0 million (5) $44.50 ($2.195—$2.304)

81% OR 100% $43.50 ($2.393)

81% OR 100%

100%—$41.25 ($2.297)

81%—$40.75 ($2.277) (2)

81%—$40.00 ($2.245)

Texas Genco Closing Market Price on 7/9/04—$45.65 $2.1 $2.2 $2.3 $2.4 $2.5 $2.6

After-tax Proceeds to CenterPoint

No 338(h)(10) 338(h)(10) (3)

($ in billions)

Note: numbers in parentheses are after-tax proceeds to CenterPoint.

(1) Source: Citigroup presentation to CenterPoint Board of Directors dated 6/28/04.

(2) Source: As per discussion with Citigroup on 7/12/04, under “Cash Rich Split Off,” after-tax proceeds to CenterPoint are $2.490 billion. See detail on page 43. (3) Best case – full utilization of capital loss carry forward / worst case – no capital loss used.

(4) Per share and aggregate differential in proceeds to Minority Shareholders. (5) Aggregate after-tax differential in proceeds to CenterPoint.

Strictly Private & Highly Confidential

Issues For Minority Shareholder Consideration

	Bidder White	Bidder Red	Bidder Purple
Financing	➢ *** ▪ $3,250 Debt[1] - $300 Revolver/LOCs - $520 Asset Bridge - $2,430 Funded Debt - Minimum 20% equity ➢ Implies 6.0x Debt/EBITDA[2]	➢ Goldman Sachs ▪ $3,325 Debt - $825 Revolver/LOCs - $2,500 Funded Debt - Minimum 20% equity ➢ Implies 5.1x Debt /EBITDA[2]	➢ *** ▪ $1,500 Debt[3] ➢ Implies 3.1x Debt/EBITDA[2]
Hedging	➢ Bidder requires that a hedge be put in place; presumably prior to closing ➢ Bidder attributes $0.75 per share of value to hedge	➢ Bidder requires a four year forward sale to be put in place with J. Aron (Goldman Sachs) on signing acquisition agreement; $175 million first lien will be required	➢ Not applicable
Regulatory Approval	➢ NRC approval ➢ PUCT ➢ HSR ➢ SEC	➢ No NRC approval ➢ HSR ➢ SEC ➢ FERC Certification	➢ No regulatory approval required ➢ Will provide notice to NRC
Other	➢ Bidder requirement to pre-sell STP[4]		➢ Transaction complexity

(1) $3,250 million in debt contemplated for both the 81% and 100% cases as per the Citigroup Commitment Letter dated 7/6/04.
(2) Assumes LTM EBITDA of $492.4 million.
(3) New debt used to fund a special cash dividend.
(4) Attorneys for Bidder White indicated that Bidder White may be willing to discuss removing the sale of STP as a condition to close.

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26

RBC Capital Markets

IV. Timing Considerations Regarding Red and White Bids

Timing Considerations Relating to Value[(1)(2)(3)]

Event Description	Bidder Red – 7/4/04 (100% Proprietary Structure)	Bidder White – 7/6/04 (100% with 338(h)(10))
Sign definitive agreement		
Hedge	Commensurate with signing	2 – 3 weeks
Regulatory approvals	Longest approval period: 2 months	Longest approval period: 6 months
• **FERC**	• Certification[(4)]	• NA
• **HSR**	• 2 months	• 2 months
• **PUCT**	• NA	• 3 months
• **NRC**	• NA	• 6 months
SEC	Total: 9 – 10 weeks	Total: 9 – 10 weeks
• **Announce (after signing)**	• 1 – 2 weeks	• 1 – 2 weeks
• **Document preparation**	• 2 weeks	• 2 weeks
• **Comments**	• 4 weeks	• 5 weeks
• **Review response - mail definitive/ "go effective"**	• 2 weeks	• 1 week
Financing	Total: 4 – 5 weeks	Total: 4 – 5 weeks
• **Document preparation and pre-marketing**	• 3 weeks	• 3 weeks
• **Marketing and float**	• 1 – 2 weeks	• 1 – 2 weeks
Close and funding	1 – 2 days	1 – 2 days

(1) All timing estimates as per discussion with Citigroup as of 7/6/04.
(2) Assumes one-step merger and that marketing for financing takes place only after receiving all necessary regulatory approvals.
(3) Assumes no shareholder vote. In the case of Bidder White, in the event of a shareholder vote, the estimated timeline would increase by 4 weeks.
(4) Timing regarding FERC certification is unclear at the time of this presentation.

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28

RBC Capital Markets

Timeline Regarding Red and White Bids(1)(2)(3)

Bidder Red 7/4/04 (100% Proprietary Structure) $45.25 Cash Offer

Sign definitive agreement Regulatory approvals HSR

SEC

Announce

Document preparation Comments

Review response – mail definitive / “go effective” Financing Document preparation and pre-marketing Marketing and float Close and funding

Timing (months)

1

2

3

PV of Cash Offer to Minority Shareholders(4) $43.98

Bidder Red Bidder White 7/6/04

Number 7/4/04 With Hedge Without Hedge

of PV of PV of PV of

Dividends Cash Offer(5) Cash Offer(5) Cash Offer(5)

1 $44.11 $46.54 $45.81

2 $43.01 $45.36 $44.65

3 $41.94 $44.22 $43.54

4 $40.90 $43.11 $42.45

Bidder White 7/6/04 (100% with 338(h)(10))

Sign definitive agreement Hedge Regulatory approvals HSR

PUCT NRC

SEC

Announce

Document preparation

Comments and review response Mail definitive / “go effective” Financing

Document preparation and pre-marketing Marketing and float Close and funding

Timing (months)

1

2

3

4

5

6

7

$0.25 Dividend $47.75 Cash Offer (with hedge) $47.00 Cash Offer (without hedge) $0.25 Dividend

With Hedge—PV of Cash Offer to Minority Shareholders(4) $45.01 Without Hedge—PV of Cash Offer to Minority Shareholders(4) $44.31

(1) All timing estimates as per discussion with Citigroup as of 7/8/04. Illustrated for the purpose of this analysis at the high end of the estimate range detailed on the prior page. (2) Assumes one-step merger and that financing efforts take place only after receiving all necessary regulatory approvals.

(3) Assumes no shareholder vote. In the case of Bidder White, in the event of a shareholder vote, the estimated timeline would increase by 4 weeks. (4) Assumes cost of equity as defined in weighted average cost of capital in Appendix C. (5) Assumes that cash offer is concurrent with last dividend.

Strictly Private & Highly Confidential

Appendices

A. Detailed Bid Summary and Analysis

White Bid Summary and Analysis

81%

Per Share Consideration

With 338(h)(10): $46.50 per share ($37.20 per share special cash dividend; $9.30 per share implied residual equity value) No 338(h)(10): $40.00 per share ($32.00 per share special cash dividend; $8.00 per share implied residual equity value) Includes $0.75 per share conditioned by bidder on the implementation of hedging program

100%

With 338(h)(10): $47.75 per share in cash

No 338(h)(10): $41.25 per share in cash

Includes $0.75 per share conditioned by bidder on

the implementation of hedging program

Financing & Contingencies

Equity capital provided by bidding group

Bank and bond financing funding the debt portion of the purchase price Debt commitments provided by Citibank, BofA, UBS and JP Morgan

Timing

Closing of the transaction conditioned on selling STP interest to *** Contemplated closing date of 12/31/04

Regulatory Approvals

NRC approval SEC / HSR / PUCT

(1) Attorneys for Bidder White indicated that Bidder White may be willing to discuss removing the sale of STP as a condition to close.

Strictly Private & Highly Confidential

White Bid Summary and Analysis (cont.)

STP	➢ As of the 6/18/04 proposal it was the Company's "intent to sell" its interest in STP concurrent with closing ➢ In the 6/28/04 proposal, the bidders stated their belief that selling STP to *** would expedite obtaining regulatory approval ➢ In the 7/6/04 proposal, Bidder White includes a condition to closing (Purchase Agreement, page 64, Section 9.3(f)) requiring the sale of STP prior to closing
Special Committee Issues	➢ Bid condition requiring Special Committee approval for an acquisition of 100% after receiving a fairness opinion ➢ Bid condition requiring Special Committee approval for the incurrence of debt in the case of an acquisition of the 81% majority
Additional Contract Items	➢ Merger Agreement contemplates merger of Buyer's subsidiary and Texas Genco ➢ CenterPoint and minority shareholders receive consideration at time of merger ➢ Merger Agreement contemplates a shareholder meeting and a vote, but CenterPoint enters into voting agreement upon execution of the Merger Agreement and there is no majority of the minority vote required ➢ Merger Agreement permits Texas Genco's Board of Directors and the Special Committee to recommend a superior alternative proposal, but only for a period of 30 days following the date of the Merger Agreement ➢ Conditions to close merger include regulatory approvals, financing, sale of STP[1] and no MAC

(1) Attorneys for Bidder White indicated that Bidder White may be willing to discuss removing the sale of STP as a condition to close.

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White – Commodity Hedge Overview(1)

Texas Genco Holdings, Inc. (the “Company”) would enter into bilateral sales and/or hedging transactions that meet the following characteristics, with specific terms to be mutually agreed upon by the parties:

The Company would target total hedged volumes up to 4,000 MW of baseload capacity (Limestone and Parish plants) comprised of roughly 50% bilateral contracts and 50% natural gas cashless collars

The Company would target an average duration of five years, commencing in 2006; with all of 2005 baseload output assumed to be sold forward as of closing of the acquisition

Minimum price floor of $4.25 for gas hedges and a price ceiling to be determined

Minimum weighted average price equal to the current forward strip for the 2006-2010 period (which Bidder White believes is approximately $40.00) for bilateral contracts with minimum credit quality of BBB for any bilateral counterparty or the provision of other suitable credit enhancing features satisfactory to the Buying Group and its lenders

Acceptable hedge volumes would require no more than a total of $300 million in incremental credit plus a share of the collateral represented by the physical assets and property in a manner acceptable to the Buying Group and its lenders. The amount of incremental credit will be disproportionately prorated amongst the cashless collar portion of the portfolio

(1) This information was taken in its entirety from Bidder White’s “Best and Final” proposal dated 6/28/04.

Strictly Private & Highly Confidential

Red Bid Summary and Analysis

81%

100%

With 338(h)(10): $44.50 per share ($32.23 per share special cash dividend; $12.27 per share implied residual equity value) No 338(h)(10): $43.50 per share ($32.33 per share special cash dividend; $11.27 per share implied residual equity value)

Proprietary structure: $45.25 per share in cash With 338(h)(10): $44.50 per share in cash No 338(h)(10): $43.50 per share in cash

Per Share Consideration

Financing & Contingencies

Timing

Regulatory Approvals

STP

Special Committee Issues

Strictly Private & Highly Confidential

“…will not require PUCT approval.” SEC / HSR

FERC Certification

Up to $1,042 million committed equity capital provided by sponsors

Goldman Sachs to provide bank and bond financing on a fully committed basis

Per 7/3/04 bid, minority portion of transaction expected to close 3 to 4 months after signing

Included in proprietary structure in transaction subsequent to takeout of minority

Bid requirement of TGN Board of Directors’ approval and unanimous recommendation of Special Committee for the 100% transaction Bid requirement of TGN Board of Directors’ approval for the incurrence of debt in the case of an acquisition of the 81% majority

Red Bid Summary and Analysis (cont.)

Transaction Agreement contemplates public company merger (“Public Company Merger”) in which minority shareholders are cashed out, immediately followed by acquisition of non-STP assets through a merger followed by acquisition of STP assets through acquisition of stock No shareholder vote or meeting for Public Company Merger because it is approved by CenterPoint’s written consent No mechanism for Texas Genco’s Board of Directors or Special Committee to consider or approve a superior alternative proposal Conditions to close Public Company Merger include HSR approval, FERC certification, financing and no MAE

Additional Contract Items

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Red—J. Aron & Company Commodity Hedge(1)

2006

% of Total

2007

% of Total

2008

% of Total

Existing Hedging Program

Texas Genco—Forward Sales (MW) 1,550.0 31.0% 1,150.0 23.0% 900.0 18.0%

Indicative Prive ($/MWh) $43.50 $39.50 $36.80

Proposed Hedge

Red—Forward Sales (MW) 1,533.0 30.7% 2,992.0 59.8% 1,763.0 35.3%

Indicative Price ($/MWh) $41.03 $37.01 $34.08

J. Aron would require a $175 million first lien until public shareholder’s are bought out

(1) Source: Texas Genco and Bidder Red “Best and Final” bid proposal dated 7/3/04. Assumes 5,000 MW of baseload.

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Red—J. Aron & Company Commodity Hedge (cont.)

BUYER: J. Aron & Company

SELLER: Texas Genco, L.P.

COMMODITY: Firm (LD) energy and capacity, and associated ancillary services TERM: Four years: January 1, 2005 through December 31, 2008 QUANTITY: 90.725 gigawatt hours of electric power CONTRACT PRICES: $31.77/MWh – $44.55/MWh CREDIT SUPPORT: $325,000,000 LOC upon closing of the Texas Genco acquisition

EXCLUSIVITY: 105 days

CHANGES IN ERCOT: J. Aron & Company shall bear the risk of changes in ERCOT market design

Indicative Terms and Conditions – For Discussion Purposes Only

As part of its “Best and Final” bid, Bidder Red provided a non-binding term sheet for a commodity hedge with the significant terms summarized below

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Purple Bid Summary and Analysis

Per Share Consideration

Financing & Contingencies

Timing

Regulatory Approvals

STP

Special Committee Issues

Additional Contract Items

Form of Purchase Agreement is similar to underwriting agreement with substantial representations by Texas Genco and CenterPoint Purchase Agreement contemplates registration rights, new transition services agreement and lock-up agreement Form of subsequent purchase agreement is between *** and *** and potential buyers; similar to private placement subscription agreement

Appointment of four new “acceptable” Directors to Texas Genco’s Board to be identified by the non-CenterPoint members of the Board

Texas Genco would retain its ownership interest in STP

No regulatory approval required Notice to be provided to NRC

Potentially more expeditious closing, but subject to a successful public debt offering $1.5 or $1.8 billion debt offering, proceeds to fund a special cash dividend of at least $1.5 billion $40.75 headline price per share ($18.75 per share in a special cash dividend paid to all shareholders as part of Purple’s plan to undertake a leveraged recapitalization and pubic equity offering) $22.00 per share implied residual equity value

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Bidder Orange Summary (Non-Conforming Bid)

Material Terms	Comments
Proposed Acquisition Structure	➢ Acquisition of no less than 44% ownership interest in South Texas Project Units 1 & 2 ➢ Contemplates CenterPoint guarantee ➢ Texas Genco generally retains all liabilities relating to STP arising out of pre-closing events, including environmental liabilities, employee benefit plans (funded or unfunded), and decommissioning
Cash Consideration to CenterPoint	➢ $678.25 million ($616.59 / kW)
Financing	➢ Contingent on debt financing
Financing Sources	➢ Orange's operating cash flow and existing $3 billion bank supported firm credit lines
Additional Due Diligence Requested	➢ Material contracts including nuclear fuel contracts, contracts regarding turbine work and split pin contract with Siemens Westinghouse
Regulatory Approvals	➢ SEC ➢ PUC / FERC / NRC / FCC / HSR (30-day waiting period, 2 extra months if investigation initiated) ➢ Miscellaneous approvals by Texas State and local governmental authorities
Other	➢ In the event that Bidder Orange and Texas Genco execute a PSA, and the ROFR is exercised, Texas Genco is obligated to Bidder Orange for a 4% break-up fee ($27.13 million) ➢ Entry into certain transition services with Texas Genco on mutually agreed upon terms ➢ Amount of assets held in Texas Genco's Qualified Decommissioning Funds and Nonqualified Decommissioning Funds transferred to Orange shall equal or exceed the minimum NRC requirements

Source: Citigroup presentation to CenterPoint's Board of Directors dated 6/30/04

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40

RBC Capital Markets

B. Bid Structural Detail

6/28/04 “Best & Final” Red Structure*

- Bidder Red has proposed a structural alternative to a straight stock purchase whereby Red would acquire 100% of Texas Genco for $45.25 per share in a 3-step transaction

Step I



Public
CenterPoint
15.2 MM Shares
$45.25/ share
19%
81%
Texas Genco
New Debt $690MM

- With proceeds from new Texas Genco leverage, 15.2 million shares repurchased from the public at $45.25/share (approximately $690MM)
- Step I – undertaken as part of larger transaction

Timing: 60-90 days

Step II



CenterPoint
Red Funds
100%
Texas Genco
Cash
NewCo
1
Non-STP Assets
New Sub
Merger
Merger Sub
2

- Texas Genco contributes all assets but STP to New Sub
- NewCo acquires New Sub (non-STP assets) via cash merger
  - CenterPoint receives substantial portion of cash in 60-90 days

Timing: Immediately following Step I

Step III



CenterPoint
Cash
Red Funds
Texas Genco
Merger
NewCo
Merger Sub
STP Assets Only
Non-STP Assets

- NewCo acquires Texas Genco via cash merger
- Following Step III, Texas Genco assets are “reassembled” as Red Funds own 100% of current Texas Genco

Timing: 6-9 months (NRC approval)

Note: Certain structural steps eliminated for presentation purposes.
*This page has been reproduced in its entirety from documents delivered to RBC by Citigroup and is subject to the disclaimers and other restrictions set forth therein.

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42

RBC Capital Markets

Purple Alternative I: “Cash Rich Split-Off”*

Proposed Alternative provides $2.49 billion in net cash

Step I

Public

CenterPoint

Purple

19%

81%

24.3 MM shares $990MM

Texas Genco

New Debt $1.5B Cash $2.49B

Texas Genco issues 24.3 MM new shares to Purple at $40.75 Primary equity sold to Purple generates approximately $990MM cash to Texas Genco Texas Genco raises $1.5B through new debt offering Total cash generated of $2.49B

Step II

Public

CenterPoint

Purple

Texas Genco $150MM “Midstream Assets” $2.49B cash

Texas Genco II

Total Value: $2,640 MM

Texas Genco creates wholly-owned sub –”Texas Genco II”

Texas Genco contributes cash from equity and debt issuance ($2.49B in Step I) to Texas Genco II

Texas Genco contributes Midstream Assets to Texas Genco II ($150MM)

Texas Genco holds 64.8MM shares (100%) of Texas Genco II

Step III

Public

CenterPoint

Purple

64.8MM

TGN shares

64.8MM (100%) TGN II shares

Texas Genco

Texas Genco II

CenterPoint exchanges 64.8MM shares of Texas Genco for 64.8MM shares of Texas Genco II

($40.75/share) “tax free”

Cash available to CenterPoint: $2.49B

Cash $2,490.0

Midstream 150.0

Total $2,640.0

Shares 64.8

Price / Share $40.75

Note: Certain structural steps eliminated for presentation purposes.

*This page has been reproduced in its entirety from documents delivered to RBC by Citigroup and is subject to the disclaimers and other restrictions set forth therein.

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Purple Alternative II: Debt Exchange / Spin*

- Bidder Purple also includes alternative involving a debt for Texas Genco equity exchange and subsequent spin-off by CenterPoint of its pending Texas generation stake

Step I


Public
CenterPoint
19%
$18.75 / share distribution
81%
Texas Genco

Step II


39.9MM shares
Public
CenterPoint
Purple Funds
$880MM CNP Debt
Texas Genco

Step III


CNP Shareholders
Spin-off – 24.8MM TGN shares
Public
Purple Funds
CenterPoint
19%
49%
37%
Texas Genco

- Texas Genco raises $1.5B of new debt and makes special distribution of proceeds to shareholders ($18.75/share)
- Pro rata share to CenterPoint of $1,215MM is less than basis and thus tax-free (de-leveraging)

- Purple purchases $880MM face value, long-term CenterPoint debt via tender to bond holders
- Purple exchanges $880MM of CenterPoint debt for 39.9MM Texas Genco shares (49%) from CenterPoint (@ $22.00 / share)
- "Retirement" of $880MM of debt via exchange combined with net proceeds of $1,215MM results in $2,095MM of total CenterPoint debt reduction

- CenterPoint spins off remaining 24.8MM shares to CenterPoint shareholders "tax-free"

Note: Certain structural steps eliminated for presentation purposes.
*This page has been reproduced in its entirety from documents delivered to RBC by Citigroup and is subject to the disclaimers and other restrictions set forth therein.

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RBC Capital Markets

C. Discounted Cash Flow Analysis

Discounted Cash Flow Analysis Summary(1)(2)(3)(4)

Equity Value per Share

Terminal EBITDA Multiple

6.0x 6.5x 7.0x 7.5x 8.0x 8.5x

11.0% $41.73 $44.18 $46.62 $49.07 $51.52 $53.97

12.0% $40.44 $42.80 $45.16 $47.52 $49.88 $52.25

WACC 13.0% $39.21 $41.48 $43.76 $46.04 $48.32 $50.60

14.0% $38.02 $40.22 $42.42 $44.62 $46.82 $49.02

15.0% $36.89 $39.01 $41.14 $43.26 $45.38 $47.51

(1) Financial forecast provided by Citigroup as of 7/8/04, which has not been independently verified by RBC Capital Markets. (2) Based on mid-period cash flow convention.

(3) Assumes ($0.3) million in net debt as of 3/31/04 and 80.0 million total basic shares outstanding. (4) Refer to pages 47-48 for detailed analysis.

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Discounted Cash Flow Analysis Detail

($ in millions, unless otherwise noted)

Management Forecast(1)

Fiscal Year Ended December 31,

Q3-Q4 2004E 2005E 2006E 2007E 2008E

Revenue $1,032.1 $2,164.2 $2,012.6 $2,017.3 $1,980.1

% growth NM 8.2% (7.0%) 0.2% (1.8%)

EBITDA $369.0 $674.2 $660.4 $637.8 $594.4

% margin 35.7% 31.2% 32.8% 31.6% 30.0%

EBIT $274.2 $467.7 $446.3 $420.4 $376.1

% margin 26.6% 21.6% 22.2% 20.8% 19.0%

Unlevered free cash flow

EBITDA $369.0 $674.2 $660.4 $637.8 $594.4

Less: cash taxes $96.0 $163.7 $156.2 $147.1 $131.7

Less: capital expenditures $71.9 $316.3 $170.5 $118.4 $73.1

Less: increase/(decrease) in working capital ($37.6) $192.0 $23.5 $2.3 $37.4

Unlevered free cash flow $238.7 $2.2 $310.2 $370.0 $352.2

Sensitivity Analysis

Weighted average cost of capital 11.0% 12.0% 13.0% 14.0% 15.0%

PV of free cash flow(2) $988.8 $968.5 $948.8 $929.9 $911.6

PV of terminal value(3) $2,936.6 $2,833.1 $2,734.2 $2,639.5 $2,548.9

Enterprise value $3,925.4 $3,801.6 $3,683.0 $3,569.4 $3,460.5

Less: debt $0.0 $0.0 $0.0 $0.0 $0.0

Add: cash $0.3 $0.3 $0.3 $0.3 $0.3

Less: net debt(4) ($0.3) ($0.3) ($0.3) ($0.3) ($0.3)

Equity value $3,925.7 $3,801.9 $3,683.3 $3,569.7 $3,460.8

Shares outstanding(5) 80.0 80.0 80.0 80.0 80.0

Equity value per share $49.07 $47.52 $46.04 $44.62 $43.26

(1) Source: Financial forecast provided by Citigroup as of 7/8/04, which has not been independently verified by RBC Capital Markets. (2) Based on mid-period cash flow convention.

(3) Based on a terminal EBITDA multiple of 7.5x, which is consistent with comparable company trading multiples. (4) Assumes ($0.3) million in net debt as of 3/31/04.

(5) Assumes 80.0 million total basic shares outstanding.

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Weighted Average Cost of Capital Detail

($ in millions, unless otherwise noted) Mkt Value Debt / Tax Levered Unlevered

Total Debt Shares Share Price of Equity Equity (%) Rate(1) Beta(2) Beta

Comparable Companies [D] Outstanding 7/9/04 [E] [D/E] [t] [B(l)] [B(u)]

Generation

AES Corp. $18,743.0 637.2 $9.93 $6,327.1 296.2% 35.0% 1.11 0.38

Calpine Corp. $17,785.8 416.0 $4.11 $1,710.0 1040.1% 35.0% 1.61 0.21

Dynegy, Inc. $4,579.0 379.0 $4.25 $1,610.6 284.3% 35.0% 2.39 0.84

NRG Energy, Inc. $4,468.4 100.0 $26.00 $2,600.1 171.9% 35.0% 0.75 0.35

Reliant Energy, Inc. $6,061.0 296.4 $11.07 $3,280.7 184.7% 35.0% 1.10 0.50

Texas-Based Utilities

American Electric Power Company, Inc. $14,154.0 395.6 $31.43 $12,435.2 113.8% 35.0% 0.92 0.53

CenterPoint Energy, Inc. $10,871.2 307.2 $11.64 $3,575.7 304.0% 35.0% 0.68 0.23

Entergy Corp. $8,616.4 230.3 $55.50 $12,780.1 67.4% 35.0% 0.68 0.47

TXU Corp. $14,608.0 323.8 $38.77 $12,555.5 116.3% 35.0% 0.40 0.23

Regulated with Generation

Allegheny Energy, Inc. $5,519.4 127.0 $14.92 $1,894.4 291.4% 35.0% 1.28 0.44

Constellation Energy Group, Inc. $5,948.7 168.5 $38.16 $6,429.6 92.5% 35.0% 0.85 0.53

Edison International $14,875.0 325.8 $25.68 $8,366.8 177.8% 40.0% 0.86 0.42

FPL Group, Inc. $9,941.0 184.8 $62.62 $11,572.9 85.9% 35.0% 0.67 0.43

PPL Corp. $8,617.0 177.8 $45.49 $8,089.1 106.5% 35.0% 0.77 0.45

Mean 238.1% 35.4% 1.01 0.43

Median 174.8% 35.0% 0.86 0.44

Weighted Average Cost of Capital Calculation Assumptions

Texas Genco Total Debt Outstanding [D] $0.0

Pre-Tax Weighted Average Cost of Debt Outstanding [K(d)](3) NA

Texas Genco Equity Value [E] $3,652.0

Texas Genco Total Capital [TC] $3,652.0

Texas Genco Debt / Total Equity [D/E](3) 0.00%

Texas Genco Debt / Total Capital [D/TC](3) 0.00%

Ibbotson Associates 3rd Decile Beta(4) 1.09

Texas Genco Re-Levered Beta based on 3rd Decile Beta(3) 1.09

Risk Free Rate [R(f)](5) 4.47%

Equity Risk Premium [R(m)—R(f)](6) 7.62%

Texas Genco Tax Rate [t] 35.00%

Size Premium(7) 0.66%

Texas Genco Cost of Equity [K(e)] 13.44%

Formulas:

Capital Asset Pricing Model (CAPM):

- K(e) = R(f) + B(l) * [ R(m)—R(f) ] + Size Premium

Unlevering / Relevering Beta:

- B(u) = B(l) / [ 1 + ( 1—t ) * ( D / E ) ]

- B(l) = B(u) * [ 1 + ( 1—t ) * ( D / E ) ]

Weighted Average Cost of Capital (WACC):

- WACC = [( D / TC ) * K(d)*(1-t)] + [( E / TC ) * K(e)]

Weighted Average Cost of Capital = 13.44%

Texas Genco’s Levered Beta

0.94 0.99 1.04 1.09 1.14 1.19 1.24

6.12% 10.88% 11.19% 11.49% 11.80% 12.11% 12.41% 12.72%

6.62% 11.35% 11.68% 12.01% 12.35% 12.68% 13.01% 13.34%

Risk Premium 7.12% 11.82% 12.18% 12.53% 12.89% 13.25% 13.60% 13.96%

12.29% 12.67% 13.05% 13.44% 13.82% 14.20% 14.58%

Equity 7.62%

8.12% 12.76% 13.17% 13.57% 13.98% 14.39% 14.79% 15.20%

8.62% 13.23% 13.66% 14.09% 14.53% 14.96% 15.39% 15.82%

9.12% 13.70% 14.16% 14.61% 15.07% 15.53% 15.98% 16.44%

(1) Statutory tax rate sourced from SEC filings.

(2) Source: Bloomberg adjusted beta based on weekly observations for the last two years. (3) No current debt outstanding.

(4) Source: Ibbotson Associates 2003 Yearbook. Estimated from monthly portfolio total returns in excess of the 30-day U.S. Treasury bill total return versus the S&P 500 total returns in excess of the 30-day U.S. Treasury bill, January 1928—December 2002. (5) 10-Year U.S. Treasury Bond as of 7/8/04.

(6) Source: Ibbotson Associates 2003 Yearbook. Equity risk premium includes estimated return in excess of riskless rate of the portfolio of stocks comprised of the third decile of the New York Stock Exchange. Estimated return in excess of riskless rate is estimated by the arithmetic mean total return of the S&P 500 (12.20%) minus the arithmetic mean income return component of 20-year government bonds (5.23%) from 1926 to 2002.

(7) Source: Ibbotson Associates 2003 Yearbook. Size premium is return in excess of CAPM equity risk premium for the portfolio of stocks comprised of the third decile of the New York Stock Exchange.

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D. Summary of Generation Facilities

Summary of Generation Facilities(1)

Commercial Net Generating Average 2003 GWh Number Fuel

Generation Facilities Location Operation Date (1) Capacity (MW)(2) Heat Rate (1) Production (1) of Units Dispatch Type Type

San Jacinto LaPorte 1995 162 7,671 1,333 2 Intermediate Gas

South Texas Project Baycity 1988-1989 770 (3) 10,237 4,843 2 Base-load Nuclear

Limestone Northwest of Houston 1985-1986 1,602 10,096 12,162 2 Base-load Lignite

Greens Bayou Northeast of Houston 1973-1976 760 13,348 294 7 Cyclic, Peaking Gas / Oil

Cedar Bayou Baytown 1970-1974 2,258 11,387 3,543 3 Intermediate Gas / Oil

H. O. Clarke Houston 1968 78 13,011 1 6 Peaking Gas

T. H. Wharton Houston 1960-1976 1,254 (4) 9,662 1,744 18 Cyclic, Peaking Gas / Oil

Webster Southeast of Houston 1965-1967 387 (4) 11,398 (3) 2 Cyclic, Peaking Gas

W. A. Parish Thompson 1958-1982 3,653 10,416—11,085 18,835 9 Base-load, Intermediate, Cyclic, Peaking Coal, Gas

S. R. Bertron Deer Park 1956-1967 844 12,395 692 6 Cyclic, Peaking Gas / Oil

P. H. Robinson San Leon 1966-1973 2,211 (5) 10,639 1,854 4 Intermediate Gas

Deepwater Southeastern Harris County 1955 174 (4) 14,124 60 1 Cyclic Gas

Total 14,153 62

(1) Source: SEC filings and Texas Genco Confidential Information Memorandum dated February 2004 compiled by Citigroup. (2) Net generating capacity equals gross maximum summer generating capability less the electric energy consumed at the facility. (3) Represents Texas Genco’s 30.8% interest in the South Texas Project.

(4) Webster Unit 3, T.H. Wharton Unit 2 and Deepwater Unit 7 are mothballed. Heat Rate data for Webster as of 2002. (5) All four units at P.H. Robinson are expected to be mothballed through April 2005.

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